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                                                                   Exhibit 10.9

















                             CONTRIBUTION AGREEMENT

                                     BETWEEN

                         UNION OIL COMPANY OF CALIFORNIA

                                       AND

                          MATADOR PETROLEUM CORPORATION



















                               January 20, 1998

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                            CONTRIBUTION AGREEMENT


This Contribution Agreement (this "Agreement") is entered into as of the 20th day of January, 1998, between UNION OIL COMPANY OF CALIFORNIA, a California corporation whose address is 14141 Southwest Freeway, Sugar Land, TX 77478 (herein referred to as "Unocal") and MATADOR PETROLEUM CORPORATION (formerly named Matador Hold Co.), a Texas corporation, whose address is 8340 Meadow Road, Suite 158, Dallas, TX 75231-3751 (herein referred to as "Matador").

1. TRANSFER: For and in consideration of the mutual benefits to be derived herefrom, and subject to the terms and conditions hereinafter set forth, Unocal hereby transfers, assigns, conveys and delivers to Matador the following:

      (a) Unocal's leasehold interest in the oil, gas and other mineral leases described in Exhibit "A" insofar as same cover and affect the lands described in Exhibit "A";

      (b) the wells, equipment and facilities permanently located on the lands described in Exhibit "A", including, but not limited to, pumps, surface and subsurface well equipment, gas plants, saltwater disposal wells, lines and facilities, sulfur recovery facilities, compressors, compressor stations, dehydration facilities, treating facilities, gathering lines, flow lines, valves, meters, separators, tanks, tank batteries and other fixtures;

      (c) the oil, condensate and natural gas liquids produced after the Effective Date (as defined in Section 2 of this Agreement), including line fill below the pipeline connections as of the Effective Date, attributable to the leasehold interests described in Exhibit "A";

      (d) all personal property, warehouse stock and idle equipment pertaining to the properties described on Exhibit "A";

      (e) all contracts and agreements concerning the properties described in Exhibit "A", including, but not limited to, unit agreements, pooling agreements, areas of mutual interest agreements, farmout agreements, farm-in agreements, saltwater disposal agreements, water injection agreements, water rights agreements, surface use agreements, line well injection agreements, road use agreements, drilling contracts, seismic agreements, operating agreements, well service contracts, production sales contracts, gas contracts, gas balancing agreements, storage or warehouse agreements, supplier contracts, service contracts, construction agreements, division orders and transfer orders, insofar as and only insofar as they relate to the interests and properties described in Exhibit "A" ("Existing Contracts");

      (f) authorizations, permits, and similar rights and interests applicable to, or used in connection with, any or all of the interests and properties described in Exhibits "A"; and

      (g) all files, compilations, reports, seismic data, logs, records, information and data relating to the properties described in Exhibit "A", including, without limitation: (i) land and title records (including abstracts of title, title opinions, and title curative documents), (ii)


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            contract files, (iii) correspondence, (iv) operations,
            environmental, production and accounting records, (v) facility and well records and (vi) geological, geophysical, engineering and other scientific and technical data and information, including seismic lines, maps and interpretations, relating to the properties described on Exhibit "A", provided, however, that Unocal shall not be required to assign to Matador any interest in items (i) through
            (vi) above, if such an assignment, in Unocal's sole determination, is precluded by existing contractual obligations, such as confidentiality agreements, which restrict such assignment. To the extent that any such items are precluded from assignment, Unocal shall provide reasonable access to such items to Matador or its agents, to the full extent such access is available under the terms of any contracts or other agreements restricting an assignment to Matador hereunder.

      (h) all other real and personal property interests of Unocal regarding property located in Lea, Eddy or Chaves Counties, New Mexico.

      All of the property and contract rights, titles and interests described above are hereinafter collectively called the "SENM Properties." It is the intention of the parties that Unocal convey to Matador all of its property interests, both real and personal, in Lea, Eddy and Chaves Counties, New Mexico, whether or not specifically set forth on Exhibit "A" or delineated above; provided that the interests described in this Section 1, the interests transferred under this Agreement and the term "SENM Properties" only includes interests owned by Unocal or an affiliate of Unocal as of the Effective Date before the consummation of this Agreement.

2. CLOSING AND EFFECTIVE DATE. The Effective Date of the Transfer will be 7:00 a.m. on October 1, 1997, (the "Effective Date") with closing to occur contemporaneously with the execution of this Agreement (the "Closing Date"). Unocal shall be entitled to all amounts realized from, and accruing to, the SENM Properties prior to the Effective Date, including the right to all production in storage, processing and inventory, and shall be responsible for all expenses for the development and operation of the SENM Properties prior to the Effective Date, and Matador shall be entitled to all amounts realized from, and accruing to, the SENM Properties subsequent to the Effective Date, and shall be responsible for all expenses for the development and operation of the SENM Properties subsequent to the Effective Date. It is understood and agreed, however, that any amounts attributable to suspense accounts or other revenues not properly credited to the account of Unocal due to accounting errors, title discrepancies, improperly calculated royalties, oil or gas marketing and sales adjustments, refunds, improperly calculated interests or other discrepancies attributable to periods prior to the Effective Date that are disclosed and collected by or through the efforts of Matador, shall belong to, and are hereby assigned to, Matador. At Unocal's request, Matador shall provide documentation to demonstrate the efforts made to collect any amount that Matador claims an entitlement to pursuant to this paragraph. The parties agree that Matador shall have the burden to demonstrate that monies attributable to the period prior to the Effective Date are collected by and through its own efforts.

3.    EXISTING OBLIGATIONS

      The SENM Properties will be conveyed subject to any and all Existing Contracts and all other agreements contained in Unocal's files and disclosed to Matador ("Other Agreements"), or filed for record in the records of the Lea, Eddy or Chaves County Clerk's office, the New Mexico Oil Conservation Division or the Bureau of Land Management for the SENM Properties, or otherwise


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      actually known to Matador prior to Closing. To the extent of the interest acquired by Matador hereunder, Matador agrees to and shall assume and be responsible for all obligations of Unocal under such Existing Contracts and Other Agreements as of the Effective Date.

4.    ADJUSTMENTS

      (a) Oil, gas and other production from or attributable to the SENM Properties which was produced prior to the Effective Date and proceeds from the sale thereof shall belong to Unocal.

      (b) Matador will assume all responsibility for notifying the buyer(s) of production of the change of ownership. The parties shall execute such letters in-lieu of transfer orders or such other documents as may be reasonably required by any purchaser of production. Within one hundred twenty (120) days after closing, Matador and Unocal will effect a cash adjustment to account for (1) any production prior to the Effective Date the proceeds from which are reserved to Unocal;
            (2) any payments received by Unocal for production which was produced after the Effective Date the proceeds from which are due to Matador; (3) costs, expenses, charges, and credits relating to operations of the SENM Properties incurred and paid by Unocal between the Effective Date and the Closing for which Matador should reimburse Unocal; (4) any costs and expenses for operations incurred prior to the Effective Date attributable to the SENM Properties which have not been paid by Unocal as of the Closing Date for which Unocal should be responsible; and (5) such other adjustments (including prepayments) as may be agreed upon by the parties hereto.

5. WARRANTY: Unocal agrees to convey the SENM Properties without any warranty whatsoever, express or implied, as to description, contractual obligations, title, condition, fitness for purpose, merchantability, completeness or otherwise, but with full substitution and subrogation of Unocal, and all persons claiming by, through and under Unocal, to the extent assignable, in and to all covenants and warranties of Unocal's predecessors in title and with full subrogation of all rights accruing under the applicable statutes of limitation or prescription under the laws of the state where the assets are located and all rights of actions of warranty against all former owners of the SENM Properties.

6.    INDEMNIFICATION:

      (a) Matador agrees to assume any and all responsibility which Unocal may have under applicable governmental laws, rules and regulations concerning the plugging and abandonment of wells which are part of, or located on, the SENM Properties, and agrees to defend, indemnify and hold Unocal harmless from any and all liabilities arising from Matador's failure, or alleged failure, to properly plug and abandon such wells from and after the Closing Date.

      (b) From and after the Closing Date, Matador agrees to assume all responsibility and liability related to the environmental condition of the SENM Properties arising from events or occurrences occurring after the Closing Date and agrees to defend, indemnify and hold Unocal harmless from any and all claims arising from the presence of NORM, asbestos and any other environmental contaminants which may be deposited or released on the SENM Properties after the Closing Date.


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      (c)   In addition to provisions (a) and (b) above, Matador agrees to indemnify and hold harmless Unocal from and against all losses, costs, claims, demands, suits, fees, liability and expense with respect to the SENM Properties which arise out of or relate to Matador's ownership and/or operation of such properties, or which in any manner relates to the condition of the premises and equipment with regard to any event or occurrence occurring after the Closing Date.

      (d) For a period of three years after the Closing Date, Unocal agrees to retain all responsibility and liability related to any material adverse environmental condition on or arising from, or any violation of environmental laws related to, the SENM Properties that existed or occurred on or prior to the Closing Date, and agrees to defend, indemnify and hold Matador, its officers, directors, agents, employees and affiliated companies, harmless from any and all claims, losses, damages, fines, penalties, expenses (including, but not limited to, reasonable attorneys' fees) and costs (collectively, "Damages") arising therefrom or related thereto. For purposes of this paragraph, "material adverse environmental condition" shall mean only those environmental conditions for which (i) remediation is required, or a fine, penalty, claim, damage, loss, cost or expense is payable, under applicable law, rules, regulations or governmental agency action or third- party actions or claims, (ii) Damages from such condition exceed $10,000 and (iii) the aggregate of all Damages (including, but not limited to, costs to remediate) for which indemnity claimed during the three-year period immediately following the Closing Date exceeds $100,000. For purposes of this paragraph, "environmental laws" means all laws, rules, regulations, pronouncements, policies and similar items of any governmental body, agency or subdivision that deal with the protection of the environment or the release of contaminants or regulated substances into the environment. Matador shall notify Unocal, in writing,of any remedial efforts for which Matador seeks indemnification from Unocal under this Section and the parties shall mutually agree upon a plan for remediation; provided, however, that no failure by Matador to give notice pursuant to this Section will relieve Unocal of any liability under this Section, except to the extent that such failure has a material adverse effect on Unocal's liability under this Section.

      (e) In addition to provision (d) above, Unocal agrees to defend, indemnify and hold harmless Matador and its affiliated companies, and its and their officers, directors, agents, and employees, from and against all losses, costs, claims, demands, suits, fees, liability and expense with respect to the SENM Properties which arise out of or relate to (i) Unocal's ownership and/or operation of such SENM Properties, or which in any manner relates to the condition of the SENM Properties and equipment with regard to any event or occurrence occurring or arising prior to the Closing Date,
            (ii) any instrument, contract or other agreement not disclosed to Matador or filed of record or (iii) any lien, claim or encumbrance other than those usual and customary permitted encumbrances in transactions of this type, the net cumulative effect of which do not operate to reduce the net revenue interest with respect to any property set forth in Exhibit "A" by more than a proportionately reduced 5% or to increase the costs and expenses relating to the operations and development of any Property by more than a proportionately reduced 5% of the working interest indicated on Exhibit "A".

      (f) Matador further covenants and agrees to defend any suits brought against Unocal based upon any claim for which Matador has agreed to provide indemnification under this Section 6, and to pay any demands, assessments, judgments, costs, and expenses


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            incident to its indemnity obligations hereunder; provided, that
            Unocal shall, nevertheless, have the right to participate (at Unocal's expense if Matador is defending the suit or claim) in the defense of any such suit or suits without relieving Matador of its obligation to defend the same.

      (g) Unocal further covenants and agrees to defend any suits brought against Matador based upon any claim for which Unocal has agreed to provide indemnification under this Section 6, and to pay any demands, assessments, judgments, costs, and expenses incident to its indemnity obligations hereunder; provided, that Matador shall, nevertheless, have the right to participate (at Matador's expense if Unocal is defending the suit or claim) in the defense of any such suit or suits without relieving Unocal of its obligation to defend the same.

7. RECORDS: At or promptly after the Closing, Unocal shall deliver to Matador either originals or copies of all of Unocal's records relating to the SENM Properties.

8. TAXES: Ad valorem taxes for 1997 personal property, severance taxes and similar obligations shall be prorated as of the Effective Date hereof. Matador will be responsible for payment of the taxes assessed for the tax year 1997 and will bill Unocal, and provide supporting data, for its pro rata share. Matador will bear all applicable sales taxes or similar taxes imposed by any state, county, municipal or other governmental entity as a result of the sale of SENM Properties.

9. GAS OVER AND UNDER PRODUCTION: Notwithstanding anything to the contrary contained in this Agreement, Matador acknowledges and agrees to the following regarding possible gas imbalance on the SENM Properties.

      (a) GAS UNDERPRODUCTION: In the event Unocal is underproduced as to any well(s) appurtenant to the SENM Properties, Matador agrees not to hold Unocal liable for such underproduction. Unocal, however, agrees that if Closing occurs, Matador is hereby assigned all of its contractual rights to make up such underproduction.

      (b) GAS OVERPRODUCTION: In the event Unocal is overproduced as to any wells(s) appurtenant to the SENM Properties, Matador acknowledges and agrees that its share of gas from any such overproduced well(s) may at some point be curtailed by underproduced working interest owner(s) or in the event production should cease prior to achieving volumetric balancing Matador may be subject to cash balancing. The parties to this Agreement agree that Unocal shall not be liable to Matador in the event such curtailment or cash balancing occurs, and Matador shall accept the SENM Properties subject to and assume any obligations created by such overproduction.

10. OTHER ACTIONS: The parties agree to execute such further documents or take such further actions after the Closing Date, which may be necessary in order to effectuate the transactions contemplated hereunder.

11. WAIVER: No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether such provision is similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.


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12.   SEVERABILITY: If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

13. BULK TRANSFER: Buyer hereby waives compliance by Unocal with the provisions of any applicable Bulk Transfer Act under the Uniform Commercial Code, and Unocal warrants and agrees to pay and discharge when due all claims of creditors which could be asserted by reason of such noncompliance.

14. WARRANTY DISCLAIMERS: ALL PERSONAL PROPERTY, MACHINERY, FIXTURES, EQUIPMENT AND MATERIALS CONVEYED HEREBY ARE SOLD AND ASSIGNED AND ACCEPTED BY MATADOR, IN THEIR "WHERE IS, AS IS" CONDITION, WITHOUT ANY WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED OR STATUTORY, OF MARKETABILITY, QUALITY, CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. THE PARTIES AGREE THAT TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURCHASE OF ANY APPLICABLE LAW.

15. COMMUNICATIONS: Unless otherwise provided in this Agreement, communications (including notices) under this Agreement that must be in writing and delivered by a specified date will be deemed to have been made when received at the following addresses by registered or certified mail, postage prepaid, or by messenger (or at such other address as a party may specify by notice to the other party):

            Union Oil Company of California     Matador Petroleum Corporation
            14141 Southwest Freeway             8340 Meadow Road, Suite 158
            Sugar Land, TX  77478               Dallas, TX  75231-3751
            Attn: Mike Buswell                  Attn: Joseph Wm. Foran

            Office: 281-491-7600                Office: 214-987-3650
            Fax:    281-287-7340                Fax:    214-691-1415


16. HART-SCOTT RODINO ANTITRUST: The parties have determined that the Hart-Scott-Rodino Antitrust Improvements Act of 1976 does not apply to this transaction.

17. COUNTERPARTS: This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. ENTIRE AGREEMENT: This Agreement and the Stock Purchase Agreement and Shareholders Agreement of even date herewith among Unocal, Matador and others and the other agreements


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      contemplated hereby and thereby constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral, written or inferred, of the parties, and there are no other warranties, representations or agreements between the parties in connection with the subject matter hereof.

19. GOVERNING LAW: This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

20. BINDING EFFECT AND ASSIGNMENT: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, successors and assigns, any rights, benefits or obligations hereunder.

21. HEADINGS: The headings contained herein are inserted for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

22. SURVIVAL. The provisions of this Agreement shall survive the closing of the transactions contemplated hereby.

      IN WITNESS WHEREOF, Matador and Unocal have caused their names to be affixed to this Contribution Agreement as of the date first above written.

                                          UNION OIL COMPANY OF CALIFORNIA



                                          BY:   /s/ Robert C. Gnagy
                                                --------------------------------


                                          MATADOR PETROLEUM CORPORATION



                                          BY:   /s/ Joseph Wm. Foran
                                                --------------------------------
                                                Joseph Wm. Foran
                                                Chairman and CEO






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